January 14, 2000

Life Medical Sciences, Inc.
370 Thornall Street
Edison, New Jersey 08837

Ladies and Gentlemen:

            We have acted as counsel to Life Medical Sciences, Inc., a Delaware corporation (the "Company") , in connection with the preparation of its Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), to which this opinion is to be filed as an exhibit. The Registration Statement relates to (i) the issuance of up to an aggregate of 1,000,000 shares (the "Plan Shares") of the Company's common stock, par value $.00l per share (the "Common Stock"), pursuant to stock options which may be granted under the Company's 2000 Non-Qualified Stock Option Plan (the "Plan") and (ii) the issuance of up to an aggregate of 3,662,149 shares (the "Non-plan Shares") of Common Stock pursuant to stock options granted not under the Plan to employees, consultants and advisors of the Company.

            Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that (i) the Plan Shares, when issued in accordance with the terms and conditions of the Plan, and
(ii) the Non-plan Shares, when issued in accordance with the terms and conditions of the applicable stock option agreement, against payment therefor, will be legally issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                               GRAHAM & JAMES LLP